UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 30, 2016

GoDaddy Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36904	46-5769934
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14455 N. Hayden Road
Scottsdale, Arizona 85260
(Address of principal executive offices, including zip code)

(480) 505-8800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Appointment of New Chief Financial Officer
On July 30, 2016, the Board of Directors (“Board”) of GoDaddy Inc. (the “Company”) appointed Ray E. Winborne as Chief Financial Officer of the Company, also serving as the Company’s principal financial officer, effective immediately following the filing of the Company’s Form 10-Q for the quarter ended June 30, 2016. Upon Mr. Winborne’s commencement as Chief Financial Officer, Scott Wagner will conclude as Chief Financial Officer and will be promoted to President and Chief Operating Officer.
Mr. Winborne, age 48, served at First Data Corporation, as Executive Vice President and Chief Financial Officer from November 2010 through August 2014, and prior to that, as acting Chief Financial Officer from May 2010 until November 2010 and Senior Vice President and Controller from September 2009 until November 2010. Prior to that, Mr. Winborne served at Delta Air Lines first as Vice President - Finance and Chief Accounting Officer from April 2007 through November 2008, and later as Senior Vice President - Finance and Controller from November 2008 through October 2009. Prior to that, Mr. Winborne held various positions at AT&T and PricewaterhouseCoopers LLP. Mr. Winborne holds a B.S. in business administration from Troy University.
The Company entered into an employment agreement with Mr. Winborne (the “Employment Agreement”), dated August 1, 2016. Pursuant to the Employment Agreement, Mr. Winborne will serve as the Company’s Chief Financial Officer, reporting to the Company’s Chief Executive Officer.
The Employment Agreement provides for employment through December 31, 2020, unless extended. The Employment Agreement provides Mr. Winborne with an annual base salary of $500,000 and an opportunity to earn an annual cash incentive bonus, initially with a target of 60% of his base salary for 2016, and increasing to a target of 100% of his base salary in the 2018 fiscal year. The Employment Agreement also provides Mr. Winborne with a $45,000 signing bonus, temporary housing accommodations, a relocation allowance of $225,000, and direct payment of costs to move household goods.
Pursuant to the Employment Agreement and subject to the terms and conditions of the Company’s 2015 Employee Incentive Plan and the forms and awards thereunder, on August 3, 2016, the Board approved (i) an award of time-based options with a value equal to $4.250 million, with a grant date of August 4, 2016 (the “Grant Date”) and a per share exercise price equal to the closing price of a share of the Company’s Class A common stock on the Grant Date, with time-based vesting with 25% of the options vesting on the first anniversary of the date of the Employment Agreement and 1/16th of the shares subject to the option vest on each quarterly anniversary date thereafter and (ii) performance-based restricted stock units with a value equal to $4.250 million with performance-based vesting in four annual tranches. Mr. Winborne will also be eligible to participate in the Company’s employee benefit plans made available to similarly situated employees of the Company.
The Employment Agreement also provides for severance payments for Mr. Winborne. If Mr. Winborne’s employment is terminated by the Company without cause or he resigns for good reasons (both terms as defined in the Employment Agreement) outside of a change in control, Mr. Winborne is entitled to any earned but unpaid salary or bonus, 100% of his then annual salary, his prorated annual bonus at target for the year of termination and payment equal to the cost of health insurance coverage for 12 months. If Mr. Winborne’s employment is terminated by the Company without cause or he resigns for good reason in connection with a change in control, Mr. Winborne is entitled to any earned but unpaid salary or bonus, 150% of his then annual salary, 150% of his target annual bonus for the year of termination and payment equal to the cost of health insurance coverage for 12 months. All severance payments are contingent on his signing a release of claims and compliance with the terms of this Employment Agreement.
Effective upon his appointment as Chief Financial Officer of the Company, Mr. Winborne will be designated as an “officer” as such term is used within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.

There is no arrangement or understanding between Mr. Winborne and any other persons pursuant to which Mr. Winborne was selected as an officer. There are no family relationships between Mr. Winborne and any director or executive officer of the Company and, other than as described above, no transactions involving Mr. Winborne that would require disclosure under Item 404(a) of Regulation S-K.
Item 7.01 Regulation FD Disclosure.
On August 3, 2016, the Company issued a press release entitled “GoDaddy Deepens Executive Team with CFO Hire Ray Winborne; Appoints Scott Wagner to President, Chief Operating Officer.” A copy of this release is filed as Exhibit 99.1 hereto.
The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated August 3, 2016, entitled “GoDaddy Deepens Executive Team with CFO Hire Ray Winborne; Appoints Scott Wagner to President, Chief Operating Officer.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GODADDY INC.

Date:	August 4, 2016	/s/ Nima J. Kelly
Nima J. Kelly
General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated August 3, 2016, entitled “GoDaddy Deepens Executive Team with CFO Hire Ray Winborne; Appoints Scott Wagner to President, Chief Operating Officer.”